AMENDMENT NO.6 TO PARTICIPATION AGREEMENT

     Pursuant to the Particip,alion Agreement made and entered into as of the 26th day of March, 2002, as amended (the '·ParticipJ.ltion Agreement"), by and among Principal Life Insurance Company, MFS Variable Insurance Trust and Massachusetts Financial Services Company (collectively. the "Parties"), the Parties do hereby agree to amend and restate Schedule A of the Participation Agreement as attached hereto and incorporated herein by reference.

     IN WITNESS WHEREOF, each orthe Parties hereto has caused this 6th Amendment to the Participation Agreement to be executed effective as of May 1,2011.

PRINCIPAL LIFE INSURANCE COMPANY

MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios By its authorized officer, By X£M"-<A- d fl<Jbx ~l S. NCWfull Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES

COMPANY

By i,saU'bhOrizodOfficer~

By:			-----	---	,.
	Robe	.	31lnlllg

President and Chief Execulive Officer

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As of May 1,2011

SCHEIlULEA

PORTFOLIOS SUBJECT TO THE PARTICIPATION AGREEMENT

TRUST!

MFS Core Equity Series-Service Class MFS Global Equity Series-Service Class MFS Growth Series-Service Class MFS High Income Series-Service Class

MFS Investors Growth Stock Series-Service Class MFS Trust Scries-Service Class MFS Mid Cap Growth Series-Service Class MFS New Discovery Series-Service Class MFS Research Bond Series-Service Class MFS Research International Series-Service Class MFS Research Series-Service Class MFS Strategic Income Series-Service Class MFS Total Return Series-Service Class MFS Utilities Series-Service Class MFS Value Series-Service Class

     Other Portfolios or series of shares of the Trust as may become available and open to new investors on or after the efTective date of this Agreement shall also be deemed subject to lhe Participation Agreement

2

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